                                                                    EXHIBIT 12.2

                             ANCHOR RESOLUTION CORP.
                       STATEMENT RE COMPUTATION OF RATIOS
                             (DOLLARS IN THOUSANDS)



                                                                     YEARS ENDED DECEMBER 31,
                                           -----------------------------------------------------------------------------
                                             1992           1993             1994             1995             1996

EARNINGS-

Income (loss) before income taxes,
extraordinary items and cumulative
effect of accounting change                $13,629        $(15,647)        $(97,770)        $(65,719)        $(618,679)

Interest and amortization of debt           66,853          64,938           59,166           59,757            55,063
expense

Rental expense representative of             5,804           6,049            6,656            8,192             7,851
interest factor

    Total Earnings                         $86,286        $ 55,520         $(31,948)        $  2,230         $(555,765)
                                           =======        ========         ========         ========         =========



FIXED CHARGES -

Interest and amortization of debt          $66,853        $ 64,938         $ 59,166         $ 59,757         $  55,063
expense

Rental expense representative of             5,804           6,049            6,656            8,192             7,851
interest factor

    Total fixed charges                    $72,657        $ 70,987         $ 65,822         $ 67,949         $  62,914
                                           =======        ========         ========         ========         =========



RATIO OF EARNINGS TO FIXED CHARGES            1.19               -                -                -                 -

DEFICIENCY OF EARNINGS AVAILABLE TO
COVER FIXED CHARGES                              -        $ 15,467         $ 97,770         $ 65,719         $ 618,679
                                                          ========         ========         ========         =========



For the purposes of computing the ratio of earnings to fixed charges and the deficiency of earnings available to cover fixed charges, earnings consist of income (loss) before income taxes, extraordinary items and cumulative effect of change in accounting, plus fixed charges. Fixed charges consist of interest and amortization of debt expense plus a portion of operating lease expense.